Exhibit 99.1

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The audited pro forma condensed combined financial statements are based on the Company’s and Al Shola Al Modea Gas Distribution LLC’s historical consolidated financial statements as adjusted to give effect to the acquisition of Emergency Response Technologies and the shares issued as part of the acquisition. The audited pro forma combined statements of operations and balance sheet for the year ended December 31, 2023, give effect to the Al Shola Al Modea Gas Distribution LLC acquisition as if it had occurred on December 31, 2023.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; and (2) factually supportable.

The pro forma adjustments presented in the pro forma combined balance sheet and statement of operations are described in Note 4 — Pro Forma Adjustments.

NOTE 2. ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform accounting policies to the Company’s accounting policies as noted below.

The audited pro forma condensed combined balance sheet as of December 31, 2023, is presented as if the acquisition had occurred on December 31, 2023, and combines the balance sheet of the Company on December 31, 2023, and the balance sheet of the Al Shola Al Modea Gas Distribution LLC on December 31, 2023.

The audited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been prepared by combining the Company’s consolidated statement of operations for the year ended December 31, 2023, with the statement of operations of Al Shola Al Modea Gas Distribution LLC for the year ended December 31, 2023.

NOTE 3. PRELIMINARY PURCHASE PRICE ALLOCATION

As of March 27, 2024, we entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with the shareholders of Al Shola Al Modea Gas Distribution LLC (“ASG” or “Al Shola Gas”) to acquire a 51% interest in ASG. The Closing of the transaction took place when both parties signed the definitive Share Purchase Agreement.

Al Shola Gas is an Engineering and Distribution Company in the LPG Industry in the United Arab Emirates and was established in 1980. The company is one of the region’s leading suppliers and contractors of LPG centralized pipeline systems and is approved by The General Directorate of Civil Defense, Government of Dubai, as a Central Gas Contractor and LPG Supplier.

Al Shola Gas is ISO 9001 certified and offers a wide range of services including Consultation, Design, Supply, Installation, Maintenance, Distribution and Commissioning of Central Gas Systems. ASG provides a wide range of bespoke solutions across all LPG related requirements.

The Parties agreed a “Purchase Price” of 51% shares for $10,000,000 (Ten Million USD), which is payable as follows:

Tranche	Timeframe and Conditions	Amount	Paid By	Paid To
1	$9 million in National Exchange listed stock or cash to be paid to Seller. Payment in eight quarterly tranches over a period of 24 months, beginning from the first quarter following uplist to a National Exchange. Stock value to be protected by a make whole agreement/s and each tranche subject to a mutually agreed 12 months leak out agreement.	$9,000,000	QIND	ASG
2	Within 12 months of closing and at the soonest possible time, $1 million cash payment to the Seller.	$1,000,000	QIND	ASG

The Company acquired 51% of Al Shola Gas LLC for $10,000,000 and now owns 51% of the Net Assets of Al Shola Gas. The Net Assets of Al Shola Gas were $4,410,174 as of December 31, 2023, of which $2,249,189 (51%) would have been owned by QIND. The remaining $2,160,985 (49%) of the Net Assets are held by minority interest. The purchase price of $10,000,000 minus the Net Assets held by the company in Al Shola Gas equating to $7,750,811 would be part of the Company’s Goodwill if the acquisition had occurred on December 31, 2023.

NOTE 4. PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the audited pro forma condensed combined financial information:

a)	To give effect of consolidation as per general accepted principles of consolidation, purchase consideration, goodwill and minority Interest has been recorded.

QUALITY INDUSTRIAL CORP.

AUDITED PRO FORMA COMBINED BALANCE SHEET

	Quality Industrial Corp	Al Shola Gas	Pro Forma Adjustments	Pro Forma Combined
	31-Dec-23	31-Dec-23	31-Dec-23	31-Dec-23
ASSETS
Current assets
Cash and cash equivalents	2,492	141,564		144,056
Inventory		1,358,399		1,358,399
Accounts and Other Receivables		3,712,711		3,712,711
Deposits, prepayments and advances		552,044		552,044
Other current assets	2,354,083	5,568,979		7,923,062
Total current assets	2,356,575	5,764,718		8,121,293

Non- Current assets
Goodwill			7,750,811	7,750,811
Property Plant & Equipment		195,739		195,739
Long term Investment	6,500,000		2,249,189	6,500,000
Total other assets	6,500,000	195,739		6,695,739
Total Assets	8,856,575	5,960,457	10,000,000	34,817,032
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	166,577	799,151		965,728
Other Current Liabilities	5,615,440		5,500,000	5,615,440
Bank Borrowings		466,947		466,947
Total current liabilities	5,782,017	1,266,098	5,500,000	7,048,115

Long Term liabilities
Long term payable Al Shola			4,500,000	4,500,000
Convertible Notes	2,331,059	-		2,331,059
Bank Borrowings		154,388		154,388
Employee end of service benefit		129,797		129,797
Total Long-Term Liabilities	2,331,059	284,185	4,500,000	2,615,244
Total Liabilities	8,113,076	1,550,283	10,000,000	19,663,359

Stockholders’ Equity
Preferred stock; $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of as of December 31, 2023,
Common stock; $0.001 par value; 200,000,000 shares authorized; 127,129,694 shares issued and outstanding as of December 31, 2023.
Additional paid-in capital	127,132	40,872	(40,872)	127,132
Additional paid in Capital	17,248,964			17,248,964
Retained Earnings/ accumulated Deficit	(16,632,597)	1,792,167	(1,792,167)	(16,632,597)
Shareholder Capital Account		81,784	(81,784)	0
Shareholder Current account		2,495,392	(2,495,392)	0
Total stockholders’ Equity	743,499	4,410,175	(2,618,008)	5,153,674
Total liabilities and stockholders’ Equity	8,856,575	5,960,457	7,382,992	34,817,032

QUALITY INDUSTRIAL CORP.

AUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Quality Industrial Corp..	Al Shola Gas	Proforma Adjustments	Pro Forma Combined
	31-Dec-23	31-Dec-23	31-Dec-23	31-Dec-23
Revenue	-	10,839,209		10,839,209

Cost of revenues	-	6,848,289		6,848,289

Gross profit	-	3,990,920		3,990,920
Operating expenses:
Professional fees	315,011	-		315,011
Product Development	-	-
General and administrative	2,389,309	2,198,830		4,588,139
Total operating expenses	(2,704,320)	(2,198,830)		(4,903,150)

Profit/ Loss from Operations	(2,704,320)	1,792,090		(912,230)

Non-Operating expenses:
Interest on Convertible Notes	137,448	-		137,448
Shares issued for services	1,320,029	-		1,320,029
Depreciation		522		522

Total non- operating expense	1,457,477			1,457,999
Non-Operating Income:
Other Non-Operating Income	-
Gain on settlement & forgiveness of debt	457,863			457,863
Net loss/ profit	(4,161,797)	1,791,568		(2,370,229)

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